UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2010 (January 20, 2010)

SHOE CARNIVAL, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

7500 East Columbia Street, Evansville, Indiana 47715
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (812) 867-6471

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      Shoe Carnival, Inc. (the "Company") entered into a Credit Agreement, dated as of January 20, 2010 (the "Credit Agreement"), with the financial institutions from time to time party thereto as "Banks" and Wachovia Bank, National Association, individually as a Bank and as Agent (in its capacity as a Bank, and collectively with the other Banks party thereto, the "Banks"). The Credit Agreement replaces the Amended and Restated Credit Agreement, dated April 16, 1999, between the Company and U.S. Bank National Association, Wachovia Bank, National Association and Fifth Third Bank (as amended, the "Prior Credit Agreement"). The Credit Agreement provides for up to $50 million in loans and commercial and standby letters of credit. The loans may be revolving loans from the Banks or up to $10 million of swingline loans from the Agent. The description of the material terms of the Credit Agreement included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 1.02. Termination of a Material Definitive Agreement.

      As discussed above and below, the Company has entered into the Credit Agreement, which replaces the Prior Credit Agreement. Effective January 20, 2010, the Prior Credit Agreement has no further force and effect. The Prior Credit Agreement had provided for a $95 million credit facility maturing in April 2010. The Company did not incur any early termination or prepayment penalties in connection with the replacement of the Prior Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     As discussed above, the Company entered into the Credit Agreement, dated as of January 20, 2010, with the Agent and the Banks that provides for up to $50 million in loans and commercial and standby letters of credit. Under certain circumstances, the credit facility may be increased by up to an additional $25 million at the option of the Company and without the consent of the Banks. The credit facility has a maturity date of April 30, 2013, which term may be extended by the Banks for additional one-year periods at their sole discretion. Two of the Company's wholly-owned subsidiaries, SCLC, Inc. and SCHC, Inc., will guarantee the Company's obligations under the credit facility.

     Borrowings under the credit facility are based on eligible inventory. The Credit Agreement stipulates that the Company's shareholders' equity, determined in accordance with generally accepted accounting principles, will not fall below that of the prior fiscal year-end. The Credit Agreement also requires that the Company's ratio of funded debt plus three times rental expense to EBITDA plus rental expense (the "Funded Debt Ratio") will not exceed 2.5 to 1.0 at each fiscal quarter-end during the term of the credit facility. Under the Credit Agreement, EBITDA is defined as net income before taxes, plus interest expense, depreciation and amortization, as determined in accordance with generally accepted accounting principles.

     The credit facility bears interest, at the Company's option, at either (1) 1.0% plus the Prime Rate, which is defined in the Credit Agreement as the lesser of (a) the Agent's "prime rate" on commercial loans or (b) the Federal Funds Rate plus 0.5%, or (2) the LIBOR rate, plus a margin ranging from 2.25% to 3.75%, depending on the Company's achievement of certain Funded Debt Ratios. A commitment fee is also charged on the unused portion of the credit facility at a rate ranging from 0.40% per annum to 0.55% per annum, depending on the Company's achievement of certain Funded Debt Ratios. There is an additional fee if letters of credit are outstanding under the Credit Agreement.

     In addition to the above, the Credit Agreement contains, among other things, covenants, representations and warranties and events of default customary for credit facilities of similar size. The covenants include limitations on other indebtedness, liens, sales of assets, mergers and acquisitions, distributions, related party transactions and loans and investments, among others. Under certain conditions, amounts outstanding under the Credit Agreement may be accelerated. Bankruptcy and insolvency events with respect to the Company and its subsidiaries will result in an automatic acceleration of the indebtedness under the Credit Agreement. Subject to notice and/or cure periods in certain cases, other events of default under the Credit Agreement will result in acceleration of indebtedness under the Credit Agreement at the option of the Agent or the Banks holding at least 66-2/3% of the credit exposure. Those other events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, nonpayment or acceleration of other material debt, nonpayment of certain final judgments, the occurrence of a reportable event with respect to, or the institution of steps to terminate, any of the Company's pension plans, a change in control, or an attachment or similar action being made or taken against a material amount of the assets of the Company or any of its subsidiaries.

     The foregoing descriptions of the Credit Agreement are qualified in their entirety by reference to the text of the document, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

     The Banks and their affiliates have performed, and may in the future perform, various commercial banking, investment banking, brokerage, trustee and other financial advisory services in the ordinary course of business for the Company and its subsidiaries for which they have received, and will receive, customary fees and commissions.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is being filed herewith:

Exhibit No.	Description
4.1	Credit Agreement, dated as of January 20, 2010, among Shoe Carnival, Inc., the financial institutions from time to time party thereto as Banks, and Wachovia Bank, National Association, as Agent

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2010

SHOE CARNIVAL, INC.

By:	/s/	W. Kerry Jackson
	Name:	W. Kerry Jackson
	Title:	Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Credit Agreement, dated as of January 20, 2010, among Shoe Carnival, Inc., the financial institutions from time to time party thereto as Banks, and Wachovia Bank, National Association, as Agent